Landry’s Restaurants, Inc. Announces Results of Stock Option Review -
Company Expects to File 2006 Annual Report Shortly

HOUSTON, July 30 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News), announced today the results of the Company’s independent investigation of its historical stock option granting practices.

The Special Committee of independent directors issued no finding of intentional misconduct by current or former senior management or members of the Compensation or Stock Option Committees in connection with the Company’s historical stock option practices and did not conclude that current or former senior management or members of the Compensation or Stock Option Committees engaged in intentional misconduct in the administration and oversight of the Company’s stock option program. This comprehensive investigation was conducted by members of the Audit Committee, acting as an independent special committee of the Board of Directors, with the assistance of King & Spalding, LLP as independent legal counsel to the Special Committee and independent forensic accountants.

With the conclusion of the Special Committee’s investigation, the Company expects to shortly become current regarding any outstanding periodic reports, including the annual report on Form 10-K for fiscal year 2006 and the quarterly reports on Form 10-Q for the first and second quarters of 2007.

The Special Committee did determine that there were some deficiencies in the administration and oversight of the stock option grant processes and found that certain grants probably did not occur on the dates reflected in the minutes. The Special Committee recommended revised measurement dates for certain stock option grants. Based on a current analysis, it appears as if the estimated aggregate non-cash, after tax charge will need to be increased from the previously announced $8.6 million. The Company believes that the increased charge will not change its requirement to restate its financial statements for the years 2001 and prior.

Although the Company has not issued any stock options since fiscal year 2004, it has amended its option granting practices, and the Board of Directors will continue to consider the report of the Special Committee regarding appropriate remedial measures to enhance the process for equity based compensation awards in the future.

The Company will work with the Special Committee to prepare a comprehensive remediation plan. Further, certain senior management have volunteered to repay the difference between the exercise price and the intra- day low price on the revised measurement date from certain options they received. The Company’s Compensation Committee will determine the mechanism for that repayment.

This press release contains certain forward-looking statements, including statements regarding the Company’s review of its historical option practices, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices or the SEC’s informal inquiry and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT: Tilman J. Fertitta or Rick H. Liem

Chairman, President and CEO Executive Vice President and CFO (713) 850-1010 (713) 850-1010 www.landrysrestaurants.com www.landrysrestaurants.com